UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    Form 8-K
                                     CURRENT

          Pursuant to Section 13 of the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                                February 4, 2000

                         Meditech Pharmaceuticals, Inc.
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             (Exact name of registrant as specified in its charter)


         NEVADA                      000-12561                    95-3819300
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(State or other jurisdiction of     (Commission                (IRS employer
incorporation or organization)       File No.)               Identification no.)


             PMB 382, 10105 E. Via Linda, #103, Scottsdale, AZ 85258
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              (Address of principal executive offices and zip code)

                                 (480) 614-2874
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                         (Registrant's telephone number)




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Item 5.  Other Events
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On February 3, 2000, Meditech Pharmaceuticals, Inc., and Immune Networks Ltd.,
entered into an agreement. Under the terms of the agreement, Meditech will grant IMM an irrevocable option to obtain an exclusive license to make, have made, promote, sell and distribute Viraplex and MTCH-24 and any derivatives or formulations of Viraplex and MTCH-24 under the following terms:

The region of the license will be worldwide, excluding the United States of America.

The term of the agreement will be one year. IMM will pay MPI a license fee of $100,000 upon execution of the license agreement and a continuing royalty of 7% of net sales on MTCH-24 and 4% of net sales of Viraplex.

MPI will grant IMM an irrevocable option for a term of one year to purchase 10,000,000 shares of restricted Meditech stock, with piggyback and demand registration rights.

IMM will pay MPI USD 25,000 within two business days of receipt from the Canadian Venture Exchange of its written acceptance of the filing of the agreement.

IMM will initiate R&D activities on Viraplex and MTCH-24.

IMM may terminate this agreement at any time, in which case, IMM will not retain any rights from MPI.

This agreement is subject to regulatory approval for IMM and Board approval for both parties. Upon execution of this agreement, IMM's President will be nominated for election as a member of Meditech's board of directors.

The agreement contains confidentiality provisions designed to safeguard the confidential information to be shared by the parties under the agreement.

                                   Signatures
                                   ----------

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    Meditech Pharmaceuticals, Inc.
                                    (Registrant)

                                    By: /s/   Gerald N. Kern
                                    -------------------------
                                    Gerald N. Kern
                                    Chief Executive Officer
                                    Date: February 4, 2000